Exhibit 10.2

EMPLOYMENT AGREEMENT

          This Employment Agreement (the “Agreement”) is made effective as of ___________________  (the “Effective Date”), by and between Beacon Federal, a federally chartered savings association with its principal office in East Syracuse, New York (the “Bank”) and Ross J. Prossner (“Executive”).

          WHEREAS, Executive is serving as President and Chief Executive Officer of the Bank and the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement; and

          WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES.

           During the term of this Agreement, Executive shall serve as President and Chief Executive Officer of the Bank.  Executive shall be responsible for the overall management of the Bank, and shall be responsible for establishing the business objectives, policies and strategic plan of the Bank, in conjunction with the Board of Directors of the Bank (the “Board”). Executive also shall be responsible for providing leadership and direction to all departments or divisions of the Bank, and shall be the primary contact between the Board and the staff.  As Chief Executive Officer, Executive shall directly report to the Board.  Executive also shall be nominated as a member of the Board, subject to election by members or shareholders of the Bank, as the case may be.  Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Bank.

2.       TERM AND DUTIES.

          (a)          Three Year Contract; Annual Renewal. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years.  Commencing on the first anniversary date of this Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three (3) years, unless written notice of non-renewal (a “Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to such Anniversary Date, in which case the term of this Agreement shall become fixed and shall end three (3) years following such Anniversary Date.  The disinterested members of the Board of Directors (the “Board”) of the Bank will conduct a performance evaluation and review of Executive annually for purposes of determining whether to give notice not to extend the term of this Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

          (b)          Termination of Agreement.  Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

          (c)          Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

          (d)          Duties; Membership on Other Boards.  During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the prior approval of the Board, as evidenced by a resolution of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.  Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.

3.       COMPENSATION, BENEFITS AND REIMBURSEMENT.

          (a)          Base Salary.  In consideration of Executive’s performance of the duties set forth in Section 2, the Bank shall provide Executive the compensation specified in this Agreement.  The Bank shall pay Executive a salary of $___________ per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Bank may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive’s Base Salary. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.

          (b)          Bonus and Incentive Compensation.  Executive shall be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Bank in which Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

          (c)          Employee Benefits.  The Bank shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or from which he was deriving benefit immediately prior to the commencement of the term of this Agreement, and the Bank shall not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

          (d)          Paid Time Off.  Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives.  Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

          (e)          Expense Reimbursements.  During the term of this Agreement, the Bank shall pay or reimburse Executive for the full cost of the use of an automobile that is mutually agreeable to the Bank and Executive.  The Bank shall also pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

4.       PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

          (a)          Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that benefits shall be provided either under Section 4 or Section 5 (related to a Change in Control), but not both, such that to the extent the Executive has received payments under one of those Sections, the Executive shall not receive payments under the other of those Sections. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

                         (i)          the termination by the Bank of Executive’s full-time employment hereunder for any reason other than a “Change in Control,” as defined in Section 5, a termination for “Cause,” as defined in Section 8, a termination upon “Retirement,” as defined in Section 7, or a termination for disability, as set forth in Section 6; and

                         (ii)         Executive’s resignation from the Bank’s employ upon any of the following, unless consented to by Executive:

                                       (A)          failure to appoint Executive to the position set forth in Section 1, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank);

                                       (B)          a relocation of Executive’s principal place of employment to a location that is more than 50 miles from the location of the Bank’s principal executive offices as of the date of this Agreement;

                                       (C)          a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank);

                                       (D)          a liquidation or dissolution of the Bank; or

                                       (E)          a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than 30 days prior written notice given within a reasonable period of time (not to exceed, except in case of a continuing breach, 90 days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination.  No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in Section 4 or 5.

          (b)          Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum in cash equal to three times the sum of (i) the highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Event of Termination.  Such payments shall not be reduced in the event Executive obtains other employment following the Event of Termination. Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined herein), no payment shall be made to Executive prior to the first day of the seventh month following the Event of Termination.  “Specified Employee” shall be interpreted to comply with Section 409A of the Internal Revenue Code and shall mean a key employee within the meaning of Section 416(i) of the Internal Revenue Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly traded institution or the subsidiary of a publicly traded holding company.

          (c)          Upon the occurrence of an Event of Termination, the Bank shall provide at the Bank’s expense, life insurance coverage and non-taxable medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Bank employees.  Such coverage shall cease thirty-six (36) months following the Event of Termination. The period for group health care continuation coverage rights under COBRA shall not begin until the expiration of such thirty-six (36) month period.

5.       CHANGE IN CONTROL.

          (a)          Any payment made to Executive pursuant to this Section 5 is in lieu of any payments that may otherwise be owed to Executive pursuant to Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.

          (b)          Except for payments that are subject to Section 409A of the Internal Revenue Code, for purposes of this Agreement, the term “Change in Control” shall mean any of the following but shall not include a conversion of the Bank from mutual to stock form:

                         (i)          a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

                         (ii)        a change in control of the Bank within the meaning of the Home Owners’ Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

                         (iii)       any of the following events, upon which a Change in Control shall be deemed to have occurred:

                                       (A)          any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Bank’s holding company representing 25% or more of the combined voting power of such outstanding securities, except for any securities purchased by any employee stock ownership plan or trust established by the Bank; or

                                       (B)          individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders of the Bank or the Bank’s holding company was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though they were members of the Incumbent Board; or

                                       (C)          a sale of all or substantially all the assets of the Bank or the Bank’s holding company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Bank or the Bank’s holding company immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; or

                                       (D)          a proxy statement is issued soliciting proxies from stockholders of the Bank or the Bank’s holding company by someone other than the current management of the Bank or the holding company of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or the Bank’s holding company, or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Bank or the Bank’s holding company; or

                                       (E)          a tender offer is made for 25% or more of the voting securities of the Bank or the Bank’s holding company, and stockholders owning beneficially or of record 25% or more of the outstanding securities of the Bank or the Bank’s holding company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

          (c)          With respect to any payments hereunder that are subject to Section 409A of the Internal Revenue Code, “Change in Control” shall mean (i) a change in the ownership of the Bank or the Bank’s holding company, (ii) a change in the effective control of the Bank or the Bank’s holding company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Bank’s holding company, as described below:

                         (i)          A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Bank or the Bank’s holding company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Bank’s holding company.

                         (ii)        A change in the effective control of the Bank or the Bank’s holding company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Bank’s holding company possessing 35% or more of the total voting power of the stock of the Bank or the Bank’s holding company, or (ii) a majority of the members of the Bank’s or the Bank’s holding company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Bank’s holding company’s board of directors prior to the date of the appointment or election, provided that this subsection 9(b)(2) is inapplicable where a majority shareholder of the Bank or the Bank’s holding company is another corporation.

                         (iii)        A change in a substantial portion of the Bank’s or the Bank’s holding company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Bank’s holding company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or the Bank’s holding company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes of this subsection 5(c), the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Treasury Regulations section 1.409A-3(g)(5), except to the extent that such proposed regulations are superseded by subsequent guidance.

          (d)          Upon the occurrence of a Change in Control, Executive, or, in the event of his death following a Change in Control, his beneficiary or beneficiaries, or his estate, as the case may be, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to three times the sum of (i) Executive’s highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control.

          (e)          Upon the termination of Executive’s employment (other than for Cause) following a Change in Control, the Bank shall provide at the Bank’s expense, life insurance coverage and non-taxable medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees.  Such coverage shall cease thirty-six (36) months following the termination of Executive’s employment.  The period for group health care continuation coverage rights under COBRA shall not begin until the expiration of such thirty-six (36) month period.

          (f)          Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, then at the election of Executive, (i) such payments or benefits shall be payable or provided to Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount that is one dollar ($1.00) less than three times Executive’s “base amount” under such Section 280G, or (ii) the payments or benefits to be provided under this Section 5 shall be reduced to the extent necessary to avoid treatment as an excess parachute payment, with the allocation of the reduction among such payments and benefits to be determined by Executive.

6.       TERMINATION FOR DISABILITY OR DEATH.

          (a)          Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Bank’s holding company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive’s employment based on Disability.

          (b)          Executive shall be entitled to receive benefits under any short- or long-term disability plan maintained by the Bank.  To the extent such benefits are less than Executive’s Base Salary, the Bank shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for the longer of (i) the remaining term of this Agreement, or (ii) one year following the termination of his employment due to Disability.

          (c)          The Bank shall cause to be continued life insurance coverage and non-taxable medical and dental coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated based on Disability.  This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death.

          (d)          In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death, and the Bank shall continue to provide non-taxable medical, dental and other insurance benefits normally provided for Executive’s family (in accordance with its customary co-pay percentages) for one (1) year after Executive’s death.  Such payments are in addition to any other life insurance benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of Executive.

7.       TERMINATION UPON RETIREMENT.

          Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at any time after Executive reaches age 65 or in accordance with any retirement policy established by the Board with Executive’s consent with respect to him.  Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

8.       TERMINATION FOR CAUSE.

          (a)          The Bank may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.”  Termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies, if applicable, that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank of any holding company of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

          (b)          For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank.  Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

9.       RESIGNATION FROM BOARDS OF DIRECTORS

          In the event of Executive’s termination of employment for any reason, Executive’s service as a director of the Bank, any holding company of the Bank, and any affiliate of the Bank or holding company shall immediately terminate.  This Section 9 shall constitute a resignation notice for such purposes.

10.      NOTICE.

          (a)          Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive.  If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20.  Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

          (b)          Any other purported termination by the Bank or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 10(c)) to the other party.  If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 20.  Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given.  In the event the voluntary termination by Executive of his employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.  If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.

          (c)          For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

11.      POST-TERMINATION OBLIGATIONS.

          (a)          Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

                         (i)          solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or of any holding company of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or of any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within 50 miles of the locations in which the Bank of any holding company of the Bank has business operations or has filed an application for regulatory approval to establish an office;

                         (ii)        become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or its affiliates in the same geographic locations where the Bank or its affiliates has material business interests; provided, however, that this restriction shall not apply if Executive’s employment is terminated following a Change in Control; or

                         (iii)       solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

          (b)          Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

          (c)          All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank or any holding company of the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

12.      SOURCE OF PAYMENTS.

          All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. Any holding company established by the Bank may accede to this Agreement but only for the purposed of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

13.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

          This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.      NO ATTACHMENT; BINDING ON SUCCESSORS.

          (a)          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

          (b)          This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.      MODIFICATION AND WAIVER.

          (a)          This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          (b)          No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.      REQUIRED PROVISIONS.

          (a)          The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

          (b)          If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

          (c)          If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

          (d)          If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

          (e)          All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

          (f)          Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or any holding company of the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17.     SEVERABILITY.

          If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.     HEADINGS FOR REFERENCE ONLY.

          The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.     GOVERNING LAW.

          This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

20.     ARBITRATION.

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties.  If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.     INDEMNIFICATION.

          (a)          Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.  Any such indemnification shall be made consistent with Section 545.121 of the OTS Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(K), and the regulations issued thereunder in 12 C.F.R. Part 359.

          (b)          Any indemnification by the Bank shall be subject to compliance with any applicable regulations of the OTS.

22.     NOTICE.

          For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Beacon Federal
6311 Court Street Road
East Syracuse, NY 13057
Telephone: (315) 433-0111
Fax: (315) 431-9514

To Executive:

SIGNATURES

          IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

BEACON FEDERAL

By:

Date	Chairman of the Board

EXECUTIVE:

Date	Ross J. Prossner